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ALTERA INCREASES QUARTERLY DIVIDEND BY 50 PERCENT

San Jose, Calif., June 3, 2013—Altera Corporation (NASDAQ: ALTR) today announced a 50 percent increase to its regular quarterly cash dividend.
Altera’s board of directors has declared a quarterly cash dividend of $0.15 per share, to be paid on September 3, 2013 to shareholders of record on August 12, 2013. The company’s previous quarterly cash dividend had been $0.10 per share.
“Today’s announcement reflects Altera’s strong cash flow generating capacity and our commitment to return a portion of that cash to our shareholders. Our intent remains to increase the dividend over time as part of our efforts to provide an ongoing and predictable return of capital to our shareholders,” said Ron Pasek, Chief Financial Officer.

Forward-Looking Statements
Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, the amount and payable date for Altera’s next quarterly dividend and the company’s intention to increase the dividend over time. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera
Altera® programmable solutions enable designers of electronic systems to rapidly and cost effectively innovate, differentiate and win in their markets. Altera offers FPGAs, SoCs, CPLDs, ASICs , and complementary technologies, such as power management, to provide high-value solutions to customers worldwide. Follow Altera via Facebook, Twitter, LinkedIn, Google+ and RSS, and subscribe to product update emails and newsletters.  altera.com

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